EXHIBIT 2.3
Execution Copy

MEMBERSHIP INTEREST
PURCHASE AGREEMENT
OF
FX LUXURY REALTY, LLC

Dated as of June 1, 2007

MEMBERSHIP INTEREST PURCHASE AGREEMENT
          This MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”), dated as of June 1, 2007, is entered into by and among FX LUXURY REALTY, LLC, a Delaware limited liability company (the “Company”), CKX, Inc., a Delaware corporation (“Purchaser”), and Flag Luxury Properties, LLC, a Delaware limited liability company (“Flag”).
          WHEREAS, upon the terms and conditions contained in this Agreement, Purchaser is purchasing membership interests comprising, immediately after giving effect to such purchase, fifty percent (50%) of the aggregate outstanding membership interests in the Company (subject, as provided in the Operating Agreement, to the Flag Priority Interest described below) for an aggregate investment of $100 million, the proceeds of which will be used in the manner and at the times required hereby; and
          WHEREAS, as a condition to the closing of the transactions contemplated hereby, Purchaser and Flag are required to enter into the FX LUXURY REALTY, LLC Operating Agreement in substantially the form attached hereto as Exhibit A (the “Operating Agreement”), all on the terms and conditions set forth herein; and
          WHEREAS, in connection with the formation and capitalization of the Company by Flag, (i) Flag previously has effected or caused the contribution or transfer of certain interests and other assets to the Company (the “Formation Transactions”) and (ii) in connection therewith, Flag shall receive the Class A preferred membership interest in the Company which reflects the priority distribution that the parties have agreed that Flag is entitled to receive (the “Flag Priority Interest”); and
          WHEREAS, as a condition to the closing of the transactions contemplated hereby, the Company shall enter into a license agreement with Elvis Presley Enterprises, Inc. (“EPE”) in substantially the form attached hereto as Exhibit B (the “EPE License”), and a license agreement with Muhammad Ali Enterprises, LLC (“MAE LLC”) in the form attached hereto as Exhibit C (the “MAE License”), all on the terms and conditions set forth herein; and
          WHEREAS, following the Closing, the Company intends to evaluate and pursue a retail, hotel, commercial and residential development project for the approximately 17.72 contiguous acres of real estate that are owned by Company Subsidiaries and are located at the beginning at the corner of Las Vegas Boulevard and Harmon Avenue in Las Vegas, Nevada (the “Project”); and
          WHEREAS, following the Closing, and in anticipation of the Stockholder Distribution (as defined below) and subsequent Rights Offering (as defined below), the parties intend to reorganize (the “Reorganization”) their respective ownership interests in the Company by (i) establishing a corporation (“NEWCO Inc.”) (the certificate of incorporation of which shall be substantially in the form of Exhibit D attached hereto), (ii) requiring all members of the Company to contribute to NEWCO Inc. their membership interests in the Company for shares of common stock of NEWCO Inc, except that Flag will not contribute to NEWCO Inc. the Flag Priority Interest (for the avoidance of doubt, the Flag Priority Interest shall remain outstanding pursuant to its terms set forth in the Operating Agreement, and (iii) taking such other actions as may be reasonably necessary to effectuate the Reorganization, all on the terms and conditions set forth herein; provided, that such Reorganization shall only be effective immediately prior to the consummation of the Stockholder Distribution and subsequent Rights Offering;
          WHEREAS, as soon as reasonably practical following the Reorganization, Purchaser shall effect the distribution of at least 50% of the shares of common stock of NEWCO Inc. that Purchaser receives in connection with such Reorganization in a pro rata distribution to its stockholders (the “Stockholder Distribution”); and
          WHEREAS, following the Reorganization, Flag shall effect a mandatory, pro rata distribution (for no consideration) to its members (the “Flag Members”) of all of the shares of common stock of NEWCO Inc. that Flag receives in connection with such Reorganization, which shares shall be subject, at all times, to the Waiver of Rights and Lock-Up Agreement described below (the “Mandatory Distribution”);
          WHEREAS, , Purchaser and Flag shall use commercially reasonable efforts to cause NEWCO Inc. to effect a rights offering on substantially the terms and conditions contained in Exhibit E attached hereto (the “Rights Offering”) as soon as reasonably practicable after the Stockholder Distribution;
          WHEREAS, in connection with certain of the transactions contemplated by this Agreement the Company shall issue a series of promissory notes to Flag or Flag Leisure Group LLC (“Flag Leisure”) which shall be due and payable pursuant to their respective terms, as provided herein;
          WHEREAS, as a condition to the closing of the transactions contemplated hereby, Purchaser (but only with respect to shares it shall hold and not shares distributed in the Stockholder Distribution) and Flag (and the Flag Members set forth in Schedule W-1 attached hereto (the “Designated Flag Members”)) in connection with the Mandatory Distribution shall enter into a waiver of their rights to participate in the Rights Offering on substantially the terms and conditions contained in Exhibit F attached hereto (the “Waiver of Rights”); and
          WHEREAS, as a condition to the closing of the transactions contemplated hereby, Purchaser and Flag (and the Designated Flag Members in connection with the Mandatory Distribution) shall enter into a three (3) year lock-up agreement in substantially the form attached hereto as Exhibit G (the “Lock-Up Agreement”) with respect to their shares of common stock of NEWCO Inc. to be received in connection with the Reorganization and Mandatory Distribution; provided, that such Lock-Up Agreements (i) shall only be effective for one (1) year for all members of Flag other than the Designated Flag Members and (ii) shall not become effective until the Reorganization is effected (it being understood that, except for Robert F.X. Sillerman (who shall be subject to a one (1) year lock-up regarding shares received in the Stockholder Distribution)), no Lock-Up Agreement shall be effective with respect to any shares of common stock of NEWCO Inc. that were distributed to the stockholders of Purchaser as part of the Stockholder Distribution).
          NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I.
PURCHASE OF MEMBERSHIP INTEREST
          1.1 Purchase of Membership Interests. Upon the terms and subject to the conditions set forth herein, Purchaser shall purchase from the Company, and the Company shall sell and issue to Purchaser, membership interests comprising fifty percent of the aggregate outstanding membership interests in the Company (subject, as provided in the Operating Agreement, to the Flag Priority Interest) for an aggregate price of $100,000,000 (the “Purchase Price”).
          1.2 Closing.
          (a) The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York, at 11:00 a.m. local time, on the business day specified by Purchaser which is two business days from the date upon which all of the conditions precedent set forth in Articles V and VI of this Agreement are satisfied or waived by the appropriate party hereto (other than those conditions which by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions). The actual date of the Closing is herein referred to as the “Closing Date”.
          (b) At the Closing, the Company shall deliver or cause to be delivered to Purchaser the membership interests described in Section 1.1 above, free and clear of all pledges, claims, liens, charges, encumbrances, adverse claims, mortgages and security interests of any kind or nature whatsoever (collectively, the “Liens”).
          (c) At the Closing, Purchaser shall deliver to the Company the Purchase Price, by wire transfer of immediately available funds to an account specified by the Company at least two business days prior to the Closing Date.
          1.3 Use of Proceeds. Upon delivery of the Purchase Price by Purchaser to the Company, the Company shall use the Purchase Price for legal and appropriate corporate purposes, as determined by the Company and as shall be consistent with the terms of this Agreement.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES
OF FLAG AND THE COMPANY
          The Company and Flag, jointly and severally, hereby make the following representations and warranties to Purchaser:
          2.1 Organization and Corporation Power. Each of the Company and the direct and indirect subsidiaries listed in Schedule 2.1 attached hereto (the “Subsidiaries”) is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation and has full limited liability company power and authority to conduct its business as presently conducted and as proposed to be conducted. Each of the Company and its Subsidiaries has full limited liability power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which it is required to be so qualified, except where the failure to be so qualified would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has furnished to Purchaser true and complete copies of the certificate of formation and operating agreement for the Company and each of its Subsidiaries, each as amended to date and presently in effect. Neither the Company nor any of its Subsidiaries is in violation of any material provision of its certificate of formation or operating agreement.
          2.2 Subsidiaries.
          (a) Except as set forth in Schedule 2.2(a), other than the Subsidiaries, neither the Company nor any of its Subsidiaries own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, limited liability company, joint venture or other non-corporate business enterprise.
          (b) Except as set forth in Schedule 2.2(b), none of the Subsidiaries can, directly or indirectly, take or effect any material action (including, without limitation, any asset sale, the incurrence of indebtedness or the issuance of any equity securities), nor can any member of any such Subsidiary cause such Subsidiary to any such material action, in any case, without the prior written consent of the Company, other than such actions that are not material to the Company and are taken in the ordinary course of business of any such Subsidiary.
          2.3 Capitalization.
          (a) Schedule 2.3(a) sets forth a true, correct and complete schedule of membership interests in the Company immediately prior to the Closing. Other than these membership interests, the Company has no other membership interests. Except as contemplated by the Operating Agreement and this Agreement, there are no outstanding subscriptions, rights, options, warrants, conversion rights, agreements, commitments, understandings or other claims for the purchase or acquisition of the membership interests in the Company, or otherwise entitling any person other than the parties hereto to acquire any membership interest in the Company or obligating the Company or any of the Subsidiaries to issue, repurchase or otherwise acquire any membership interest in the Company.
          (b) Immediately following the Closing, Purchaser will own fifty percent (50%) of the aggregate outstanding membership interests in the Company and Flag will own fifty percent (50%) of the aggregate outstanding membership interests in the Company and the Flag Priority Interest.
          (c) Except as contemplated by the Operating Agreement, the AI Purchase Agreement (as defined in Section 2.20), this Agreement or as set forth in Schedule 2.3(c), (i) neither the Company nor any of its Subsidiaries have an obligation to issue any membership interest or any subscriptions, options, warrants, preemptive rights or other rights (contingent or otherwise) to purchase membership interests, or to distribute to their members any membership interests, any evidence of indebtedness or any of their assets and (ii) neither the Company nor any of its Subsidiaries have an obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of their membership interests or any interest therein or to pay any dividend or make any other distribution in respect thereof.
          2.4 Authorization; No Conflicts.
          (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company and each of its Subsidiaries of the transactions contemplated hereby, including the purchase of the membership interests by Purchaser and the Formation Transactions, have been duly authorized by all necessary Company and Subsidiary action. No meeting of the members of the Company or any of the Subsidiaries is necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally creditors’ rights and subject to general principles of equity.
          (b) Except as set forth in Schedule 2.4(b), the execution and delivery of this Agreement by the Company and the performance by the Company of its obligations (including the Formation Transactions) hereunder will not (i) conflict with or violate the certificate of formation or operating agreement of the Company or any of the Subsidiaries, (ii) conflict with or violate any material law, statute, ordinance, rule, regulation, order, judgment, decree, injunction or other binding action or requirement of any Governmental Authority or agency applicable to the Company or any of its Subsidiaries, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, or the creation of any lien on any of the property or assets of the Company or any of the Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of the Company or any of the Subsidiaries or to which the Company or any of the Subsidiaries are a party.
          2.5 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any U.S. Federal, state, local, municipal or foreign governmental authority, quasi-governmental authority (including any governmental agency, commission, public authority, branch, department or official, and any court or other tribunal) or body exercising, or entitled to exercise, any governmentally derived administrative, executive, judicial, legislative, police, regulatory or taxing authority, or any self-regulatory organization, administrative or regulatory agency, commission, tribunal or authority (a “Governmental Authority”) is required on the part of the Company or any of the Subsidiaries in connection with the execution, delivery or performance of this Agreement and the transactions to be consummated hereby, except as would not have a Company Material Adverse Effect.
          2.6 Litigation. Except as disclosed in Schedule 2.6, no claim, action, suit or other proceeding is pending or, to the Company’s or any of the Subsidiaries’ knowledge, threatened against the Company or any of the Subsidiaries (i) which questions the validity of this Agreement or the right of the Company to enter into it or to consummate the transactions contemplated hereby or to pursue and complete the Project, or (ii) which might, either individually or in the aggregate, have a material adverse effect on, or result in any material adverse change in the Company or any of the Subsidiaries or impair the ability of the Company or any of the Subsidiaries to perform their obligations hereunder or their ability to pursue and complete the Project. Neither the Company nor any of its Subsidiaries are a party to or subject to any writ, order, decree, injunction or judgment of any Governmental Authority, which would adversely affect the Company or any of its Subsidiaries or the performance of their obligations hereunder or their ability to pursue and complete the Project, and to the knowledge of the Company there is no reasonable basis therefor or threat thereof.
          2.7 Taxes. Except as disclosed in Schedule 2.7:
               (a) All Tax Returns required to be filed under any applicable Tax Law by or with respect to the Company, any of its Subsidiaries and the Assets have been timely filed and all such Tax Returns were correct and complete in all material respects. All Taxes with respect to the Company, its Subsidiaries and the Assets have been paid through the Closing Date. No claim has ever been made by any governmental entity in a jurisdiction where Tax Returns are not filed that the Company, its Subsidiaries and the Assets is or may be subject to taxation in that jurisdiction.
               (b) All Taxes that the Company and its Subsidiaries are or were required by Tax Law to withhold or collect in connection with any amounts paid or owing to any employee, independent contractor, nonresident, creditor or other third party have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity. For the avoidance of doubt, if the closing of the AI Purchase occurs prior to the Closing herein, the Company and its Subsidiaries will duly withhold and pay all required withholding amounts to the proper governmental entity. The Company and its Subsidiaries have complied with (or, if the closing of the AI Purchase occurs prior to the Closing herein, will comply with) all information reporting and record keeping requirements related to withholding and back-up withholding on payments to third parties.
               (c) Schedule 2.7(c) lists all the foreign countries where the Company and any of its Subsidiaries has a “permanent establishment” within the meaning of any applicable Tax Law in any foreign country.
               (d) None of the Company, any of its Subsidiaries or the Assets is subject to an IRS private letter ruling or a comparable ruling of any taxing authorities, and no request for such a ruling is currently pending.
               (e) Neither the Company nor any of its Subsidiaries will be required to include any amount in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of (i) any installment sale or open transaction; (ii) any prepaid amount received on or prior to the Closing Date; or (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries has had any item of income, gain, loss or deduction reportable in a taxable period ending after the date hereof but attributable to a transaction that occurred and is reportable in a taxable period or portion thereof ending on or before the date hereof.
               (f) No claim or Tax Proceeding is pending, currently being conducted or has been threatened against or with respect to the Company, any of its Subsidiaries or the Assets in respect of any Tax. There are no liens for Taxes upon the Company, any of its Subsidiaries or the Assets, except liens for current Taxes not yet due and payable.
               (g) Neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustments in taxable income for any tax period (or portion thereof) beginning after the Closing Date pursuant to Section 481(a) or 263A of the Code or any similar provision of state, local or foreign Tax Law as a result of transactions or events occurring prior to the Closing Date, nor is any application pending with any governmental entity requesting permission for any changes in accounting methods that relate to the Company, any of its Subsidiaries or the Assets.

               (h) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company, any of its Subsidiaries or the Assets for any taxable period and no such extension or waiver has been requested (formally or informally) from the Company or any of its Subsidiaries, or with respect to Taxes due on the Assets.
               (i) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Tax Law has ever been entered into by or with respect to the Company, any of its Subsidiaries, or the Assets.
               (j) The Company and its Subsidiaries have at all times been in compliance with the provisions of Sections 6011, 6111 and 6112 of the Code (or any corresponding provision of state, local, or foreign Tax Law) relating to tax shelter disclosure, registration, list maintenance and record keeping and with the Treasury Regulations thereunder (including any predecessor or successor Code provisions or Treasury Regulations thereof, as applicable). Neither the Company nor its Subsidiaries have, at any time, engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011, 301.6111 or 301.6112 or that would have been such a “listed transaction” if current Tax Law was in effect at the time the transaction was entered into.
               (k) Neither the Company nor any Subsidiary is party to or bound by or obligated under any Tax allocation or sharing, indemnification or similar agreement.
               (l) No power of attorney is currently in force with respect to any matter relating to Taxes that could affect the Company, or any of its Subsidiaries or the Assets.
               (m) None of the assets of the Company or its Subsidiaries: (v) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (w) is “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (x) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (y) is subject to Section 168(g)(1)(A) of the Code, or (z) is “limited use property” (as the term is used in Rev. Proc. 2001-28).
               (n) The Company is a limited liability company, wholly owned by Flag and disregarded as an entity separate from Flag, and neither the Company nor any of its Subsidiaries is or has been treated as a corporation for federal income tax purposes and is not and has not been a member of an affiliated group filing a consolidated federal income Tax Return.

               (o) Flag is not a foreign person within the meaning of Section 1445 of the Code.
          For purposes of this Section 2.7 and Section 7.6(a) herein, any reference to the Company or any of its Subsidiaries shall include (i) any entity which merged or was liquidated with and into the Company or any of its Subsidiaries, (ii) any predecessor to the Company or any of its Subsidiaries, and (iii) Flag to the extent of any assets, income and transactions that relate to the Company.
          For purposes of this Agreement, capitalized terms used but otherwise not defined in this Agreement shall have the following meanings:
                    (i) “Assets” shall mean all property of any kind, tangible or intangible, either owned currently by the Company and its Subsidiaries, or previously owned by the Company and its Subsidiaries.
                    (ii) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time; “IRS” shall mean the Internal Revenue Service;
                    (iii) “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any governmental entity, or (b) payable pursuant to any tax sharing agreement or similar contract;
                    (iv) “Tax Law” shall mean any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree, administrative order, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation related to Tax;
                    (v) “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any governmental entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any applicable Tax Law relating to any Tax; and
                    (vi) “Tax Proceeding” shall mean any audit, examination, contest, litigation or other proceeding with respect to Taxes.

          2.8 Personal Property.
          (a) Except as set forth in Schedule 2.8, the Company and each of its Subsidiaries has good title to all of its material tangible assets and properties, free and clear of any mortgage, judgment, claim, lien, security interest, pledge, escrow, charge, easement, option, debt, assessment, right of first refusal, imperfection of title, lease or tenancy, legal or equitable right or other encumbrances of any kind or character whatsoever except for (i) taxes not yet due and payable; and (ii) those that arise in the ordinary course of business and do not materially impair the Company’s or any of its Subsidiaries’ ownership or use of any such asset or property or the Company’s or any of its Subsidiaries’ ability to obtain financing by using such assets or property as collateral.
          (b) Effective as of the Closing, the Company or one or more of its Subsidiaries will be the record and beneficial owner of (i) 836,588 shares of common stock, par value $0.0001 per share (the “Riv Shares”), of Riviera Holdings Corporation and (ii) one-half of an interest in an option held by Riv Acquisition Holdings, Inc. to acquire an additional 1,147,550 Riv Shares at an exercise price of $23.00 per share (subject to adjustment as may be provided pursuant to the terms of such option).
          (c) This Section 2.8 shall not apply to intellectual property or real property assets, which are the subject of the representations and warranties set forth in Section 2.9, 2.10 and 2.11 below.
          2.9 Real Property. Schedule 2.9 sets forth a complete and correct list of all Owned Real Property and interests in Real Property held by the Company and each of its Subsidiaries. Except as disclosed in Schedule 2.9 (and other Schedules referenced in this Section 2.9):
          (a) The Company and each of its Subsidiaries has good, marketable and insurable fee simple absolute interest in the Owned Real Property and real property interests other than leasehold interests. The Company has obtained commercially appropriate and reasonable policies of title insurance in favor of the Company and any of its Subsidiaries with respect to the Owned Real Property, the Leased Real Property and the real property interests other than leasehold interests (collectively, the “Real Property”), a copy of which policies are attached hereto as Schedule 2.9(a) and remain valid and effective such that all Owned Real Property and Leased Real Property listed in Schedules 2.9(k)(ii) and 2.9(k)(iii) are thereby insured.
          (b) There are no Liens, restrictions or encumbrances to title to any portion of the Real Property. To the knowledge of the Company, the Real Property or the improvements thereon are not subject to any unrecorded contracts, deeds, options, leases, easements, rights, obligations, covenants, conditions, restrictions, limitations or agreements not of record, except as set forth in the title policies or in the surveys listed in Schedule 2.9(a);

          (c) There is no pending condemnation or similar proceeding affecting the Real Property or any portion thereof and, to the Company’s or any its Subsidiaries’ best knowledge, no such action is presently contemplated or threatened against the Real Property;
          (d) Neither the Company nor any of its Subsidiaries have received any notice from any insurance company of any defects or inadequacies in the Real Property or any part thereof which could adversely affect the insurability of the Real Property or the premiums for the insurance thereof. Neither the Company nor any of its Subsidiaries have received any notice from any insurance company which has issued or refused to issue a policy with respect to any portion of the Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which full compliance has not been made;
          (e) Except as set forth in Schedule 2.9, as of April 23, 2007 there are no parties in possession of any portion of the Real Property other than the Company and each of its Subsidiaries. Except as set forth in Schedule 2.9(e), there are no options or rights in any party to purchase or acquire any ownership interest in the Real Property, including without limitation pursuant to any executory contracts of sale, rights of first refusal or options;
          (f) To the Company’s and each of its Subsidiaries’ knowledge, no zoning, subdivision, building, health, land-use, fire or other federal, state or municipal law, ordinance, regulation or restriction is violated by the continued maintenance, operation, use or occupancy of the Real Property or any tract or portion thereof or interest therein in its present manner, except for such violations which would not have a material adverse effect. To the Company’s and each of its Subsidiaries’ knowledge, the current use of the Real Property and all parts thereof as aforesaid does not violate any restrictive covenants affecting the Real Property. Except as set forth in the title policies listed in Schedule 2.9(a), no current use by the Company or any of its Subsidiaries of the Real Property or any improvement located thereon or any current use of the Real Property Leases is dependent on a nonconforming use or other approval from any Governmental Authority, the absence of which would significantly limit the use of any of the properties or assets in the operation of the Real Property;
          (g) Except as set forth in Schedule 2.9(g), the Real Property has adequate access to and from completed, dedicated and accepted public roads, and there is no pending, or to the Company’s or any of its Subsidiaries’ knowledge, threatened, governmental proceeding which could impair or curtail such access. Except as set forth in Schedule 2.9(g), no improvement or portion thereof is dependent for its access, operation, or utility on any land, building, or other improvement not included in the Real Property;

          (h) There are presently in existence water, sewer, gas and/or electrical lines or private systems on the Real Property which have been completed, installed and paid for and which are sufficient to service adequately the current operations of each building, facility or tower located on the Real Property, as the case may be;
          (i) All material Environmental Permits and other Permits which are necessary to permit the lawful access, use and operation of the buildings and improvements located on the Real Property for their present and intended use have been obtained, are in full force and effect, and to the Company’s and each of its Subsidiaries’ knowledge, there is no pending threat of modification or cancellation of any such Environmental Permits and other Permits. Neither the Company nor any of its Subsidiaries have received or been informed by a third party of the receipt by it of any written notice from any Governmental Authority having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Environmental Permit or other Permit.
          (j) Definitions. For purposes of this Section 2.9 and Section 2.10 below, capitalized terms used but otherwise not defined in this Agreement shall have the following meanings:
          (i) “Environmental Permit” shall mean any permit, license, certificate, approval, identification number or other authorization required under applicable Environmental Laws.
          (ii) “Leased Real Property” shall mean any parcel of Real Property of which the Company or any of its Subsidiaries are the lessee or sublessee (together with all fixtures and improvements thereon), including, but not limited to, the real property described in Schedule 2.9(j)(ii) attached hereto.
          (iii) “Owned Real Property” shall mean all real property owned by the Company or any of its Subsidiaries, together with all structures, facilities, fixtures, systems, improvements and items of property located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing, including, but not limited to, the real property described in Schedule 2.9(j)(iii) attached hereto.
          (iv) “Permit” shall mean permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations issued to, or required to be obtained or maintained by, the Company or any of its Subsidiaries by a Governmental Authority, and all pending applications therefor and amendments, modifications and renewals thereof.

          (v) “Real Property Leases” shall mean each lease, sublease and license to which the Company or any of its Subsidiaries are a party relating to any Real Property, including, but not limited to, leasehold interests in the real property described in Schedule 2.9(j)(v) attached hereto.
          (k) The Project.
          (i) Schedule 2.9(k) accurately sets forth the legal description of the 17.72 contiguous areas of real estate that are included in the Project are owned by Company Subsidiaries and are located at the corner of Las Vegas Boulevard and Harmon Avenue in Las Vegas, Nevada.
          (ii) All of the Real Property included in the Project has a base zoning classification of H-1 for high density hospitality development and is within the MUD-1 subdistrict. The current zoning of the Real Property included in the Project includes a designation as a gaming enterprise district and casino gaming would be a permitted use of such Real Property included in the Project if the required special use permit is obtained.
          2.10 Real Property Leases. Except as set forth in Schedule 2.10, neither the Company nor any Subsidiary occupies or leases any Leased Real Property. Except as set forth in Schedule 2.10 and except as would not have a Company Material Adverse Effect:
          (a) All of the Real Property Leases (i) constitute legal, valid and binding obligations of the Company and each of its Subsidiaries and to the Company’s and any of its Subsidiaries’ knowledge, the other parties thereto, (ii) are in full force and effect, and (iii) neither the Company nor any of its Subsidiaries nor, to the Company’s and each of its Subsidiaries’ knowledge, any other party thereto has violated any provisions of, or committed or failed to perform any act which, with notice, lapse of time or both, would constitute a default under the provisions of any of, the Real Property Leases that would allow the other party to bring a claim for damages, except as would not individually or in the aggregate have, or could reasonably be expected to have, a material adverse effect, or to terminate such Real Property Lease;
          (b) The Real Property Leases constitute all of the agreements between the Company or any of its Subsidiaries, and third parties relating to the Leased Real Property. Schedule 2.10 lists all of the Real Property Leases, each of which has been delivered to Purchaser. None of the Real Property Leases has been cancelled, modified, assigned, extended or amended;

          2.11 Intellectual Property. Neither the Company nor any of its Subsidiaries own or use any patents, trademarks, service marks, trade names, domain names and copyrights, domestic and foreign (the “Intellectual Property Rights”). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries are infringing on any person’s Intellectual Property Rights.
          2.12 Insurance. Schedule 2.12 lists all insurance policies maintained by the Company and each of its Subsidiaries, and a copy of each such policy listed in Schedule 2.12 has been delivered to Purchaser.
          2.13 Environmental Matters. No material hazardous waste, substance or material, and no oil, petroleum, petroleum product, asbestos, toxic substance, pollutant or contaminant (collectively, “Hazardous Material”), has been improperly generated, transported, used, handled, processed, disposed, stored or treated on any real property owned, leased, or operated by the Company or any of its Subsidiaries. No material Hazardous Material has been spilled upon, released from, discharged from, disposed of upon or transported from any real property owned, leased or operated by the Company or any of its Subsidiaries, and no such material Hazardous Material is present in, on, or to the knowledge of the Company and each of its Subsidiaries under any such property. The Company and each of its Subsidiaries is, in compliance in all material respects with all applicable material environmental rules, ordinances, by-laws and regulations, and with all permits, registrations and approvals required under such laws, rules, ordinances, by-laws and regulations (collectively, “Environmental Laws”). Neither the Company nor any of its Subsidiaries are aware of any fact or circumstance which they believe could involve the Company or any of its Subsidiaries in any material litigation, or impose upon the Company or any of its Subsidiaries any liability, arising under any Environmental Laws.
          2.14 Material Contracts and Obligations. Schedule 2.14 sets forth a list of all agreements or commitments of any nature to which the Company or any of its Subsidiaries are parties to or by which they are bound, whether written or verbal, including, without limitation, (a) each agreement or lease which requires future payments or guarantees by the Company or any of its Subsidiaries, (b) all employment and consulting agreements, employee benefit, bonus, pension, profit-sharing, and similar plans and arrangements, (c) any agreement with any member of the Company or any of its Subsidiaries or any affiliate of such persons, (d) any agreement relating to the purchase of membership interests of the Company or any of its Subsidiaries, (e) all loans, guarantees, pledges and other agreements of the Company or any of its Subsidiaries relating to indebtedness for borrowed money, (f) all non-competition and similar agreements entered into by the Company or any of its Subsidiaries (except for exclusives as contained in existing Real Property Leases), (g) any material agreement relating to the Project. Each of such agreements is valid and binding on and enforceable against the Company or its Subsidiaries, as applicable, and, to the knowledge of the Company and each of its Subsidiaries, each other party thereto and is in full force and effect. Neither the Company nor any of its Subsidiaries are in breach of or noncompliance with any term of any such agreement, and no event has occurred which, with the passage of time or giving of notice (or both), would constitute a breach under any such agreement, except as would not have a Company Material Adverse Effect. To the Company’s and each of its Subsidiaries’ knowledge, no third party to such agreements is in material breach of or default under any of the provisions thereof. To the Company’s and each of its Subsidiaries’ knowledge, each such agreement listed in Schedule 2.14, unless otherwise noted therein, shall survive Closing and is not terminable on less than thirty (30) days’ written notice.
          2.15 Compliance. The Company and each of its Subsidiaries is, in all respects, in compliance with all applicable domestic and foreign statutes, laws, regulations, ordinances, permits, rules, writs, judgments, orders, decrees and arbitration awards (including, without limitation, environmental laws, labor laws and the Foreign Corrupt Practices Act) except as would not have a Company Material Adverse Effect. There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which the Company or any of its Subsidiaries are a party or by which they are bound, or of any provision of any foreign, Federal or state judgment, decree, order, statute, rule or regulation applicable to or binding upon the Company or any of its Subsidiaries, which restricts in any material respect the conduct of their business, or that otherwise materially adversely affects the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have, during the past two years, received any notice relating to any violation or potential violation of any applicable statutes, laws, regulations, ordinances, permits, rules, writs, judgments, orders, decrees and arbitration awards.
          2.16 Employees. Except as set forth in Schedule 2.16, neither the Company nor any of its Subsidiaries have employees who receive a salary and no employee of or consultant to the Company or any of its Subsidiaries are a party to a written employment or consulting agreements or arrangements. None of the employees of the Company or any of its Subsidiaries are or ever have been represented by any labor union, neither the Company nor any of its Subsidiaries have had any collective bargaining relationship or duty to bargain with any “Labor Organization” (as such term is defined in Section 2(5) of the National Labor Relations Act, as amended), and neither the Company nor any of its Subsidiaries have recognized any labor organization as the collective bargaining representative of any of its employees. There is no contract, agreement, plan or arrangement (oral or written) covering any employee of the Company or any of its Subsidiaries with “change of control”, “stay-put”, severance or similar provisions.
          2.17 ERISA. Neither the Company nor any of its Subsidiaries maintain or contribute to, or have any obligations to contribute to, any employee pension plans, as defined in Section 3(2) of the Employer Retirement Income Securities Act of 1974, as amended (“ERISA”), or any employer welfare plans, as defined in Section 3(1) of ERISA, or any equity-based compensation plans. All such employee benefit plans are in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended, and all other applicable rules, regulations and administrative pronouncements. Neither the Company nor any of its Subsidiaries have contributed to a multi-employer pension plan or a single-employer plan as described in Title IV of ERISA.
          2.18 Financial Statements; Absence of Undisclosed Liabilities.
          (a) Flag has previously made available to Purchaser complete and correct copies of the audited combined financial statements for Metroflag BP, LLC, Metroflag Polo, LLC, Metroflag Cable, LLC, CAP/TOR, LLC, Metroflag SW, LLC, Metro Flag HD, LLC, and Metroflag Management, LLC (collectively, the “Subject Entities”) the fiscal year ended December 31, 2005, and the related audited combined statements of income, cash flows and parent funding for the fiscal year ended December 31, 2005, including the notes thereto (collectively, the “2005 Audited Financial Statements”). The 2005 Audited Financial Statements fairly present in all material respects the financial position of the Subject Entities as of the respective dates thereof, and the results of operations and changes in cash flows, changes in parent funding or other information included therein for such periods or as of the dates then ended, in each case except as otherwise noted therein and subject, where appropriate, to normal year-end audit adjustments. The 2005 Audited Financial Statements have been prepared in accordance with United States generally accepted accounting principals (“GAAP”), applied on a consistent basis, except as otherwise noted therein.
          (b) As of the date hereof, except as set forth in Schedule 2.18(a) and in the balance sheet included in the 2005 Audited Financial Statements, and except for liabilities (i) incurred in the ordinary course of business, consistent with past practice and (ii) that individually not exceed $500,000 (or, $2,000,000 in the aggregate), neither the Company nor any of its Subsidiaries have any liabilities or obligations arising from the operations of their respective businesses that are of a nature that would be required to be disclosed on a combined balance sheet prepared consistently with the Company’s audited financial statements or in the notes thereto prepared in conformity with GAAP, other than liabilities or obligations that (x) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (y) do not exceed $500,000 (or, $2,000,000 in the aggregate). Schedule 2.18(a) sets forth and describes all obligations of the Company and its Subsidiaries as of the date hereof for borrowed money or other funded indebtedness.
          2.19 Brokers. The Company does not have any contract, arrangement or understanding with any broker, investment banker, financial advisor, finder, consultant or similar agent relating to the payment of commissions, fees or other compensation in connection with the transactions contemplated by this Agreement.

          2.20 Purchase of AI Interests.
          (a) The execution, delivery and performance by the Company of the Purchase and/or Redemption Agreement, dated as of May 30, 2007, between the Company and Leviev Boymelgreen of Nevada, LLC (the “AI Purchase Agreement”) and the consummation by the Company of the transactions contemplated thereby, have been duly authorized by all necessary Company and Subsidiary action. No meeting of the members of the Company or any of the Subsidiaries is necessary to authorize the consummation of the transactions contemplated thereby. The AI Purchase Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally creditors’ rights and subject to general principles of equity. A true and complete copy of the AI Purchase Agreement has been delivered to Purchaser.
          (b) The execution and delivery of the AI Purchase Agreement by the Company and the performance by the Company of its obligations thereunder does not (i) conflict with or violate the certificate of formation or operating agreement of the Company or any of the Subsidiaries, (ii) conflict with or violate any material law, statute, ordinance, rule, regulation, order, judgment, decree, injunction or other binding action or requirement of any Governmental Authority or agency applicable to the Company or any of its Subsidiaries, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, or the creation of any lien on any of the property or assets of the Company or any of the Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of the Company or any of the Subsidiaries or to which the Company or any of the Subsidiaries are a party or bound.
          (c) To the Company’s knowledge, there exists no facts or circumstances that would cause any condition to the closing and consummation of the transactions contemplated by the AI Purchase Agreement to be or remain unsatisfied, other than the payment by the Company of the purchase price thereunder. The Company expects that the transactions contemplated by the AI Purchase Agreement shall be consummated no later than September 28, 2007 (but makes no representation of warranty that such transaction will occur on or before such date).
          2.21 Refinancings.
          (a) Metrotoflag Polo, LLC, Metroflag Cable, LLC, Metroflag BP, LLC, Metroflag SW, LLC, Metroflag HD, LLC, CAP/TOR, LLC, and BP Parent, LLC (collectively, “Borrower”) have refinanced in full (the “Refinancing”) all indebtedness and other amounts owed under the Loan Agreement, dated as of July 15,

2005 (as amended, the “Loan Agreement”), between Borrower and Barclay’s Capital Real Estate Inc., as Lender, and the Loan Agreement has been terminated and is of no force and effect and any and all liens and other encumbrances on any asset of any Borrower have been terminated and released. Flag has delivered to Purchaser true and complete copies of all primary replacement loan and related agreements with any new lender(s) relating to the Refinancing
          (b) Metroflag BP, LLC(the “BP Borrower”) has refinanced in full (the “BP Refinancing”) all indebtedness and other amounts owed under the Loan Agreement, dated as of July 15, 2005 (as amended, the “BP Loan Agreement”), between the BP Borrower and Barclay’s Capital Real Estate Inc., as Lender, and the BP Loan Agreement has been terminated and of is of no force and effect and any and all liens and other encumbrances on any asset of BP Borrower have been terminated and released. Flag and the BP Borrower have delivered to Purchaser true and complete copies of all replacement loan and related agreements with any new lender(s) relating to the BP Refinancing.
          2.22 No MAE. Except as set forth in Schedule 2.22, since December 31, 2005, as of the date hereof, with respect to the Company and its Subsidiaries there has not occurred any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect.
          2.23 Stockholder Distribution and Rights Offering. To the knowledge of the Company, the consummation by the Company of the Stockholder Distribution and the Rights Offering as contemplated hereby will not (i) conflict with or violate the certificate of formation or operating agreement of any of the Subsidiaries, or (ii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, or the creation of any lien on any of the property or assets of the Company or any of the Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of the Company or any of the Subsidiaries or to which the Company or any of the Subsidiaries are a party.
          2.24 No Other Representations. Except for the representations and warranties contained in this Agreement (as modified by the Schedules hereto), none of the Company, Flag or any of their Affiliates or any other Person makes any other express or implied representation or warranty with respect to the Company or its Subsidiaries, the business conducted or to be conducted by any of them, the transactions contemplated by this Agreement, or with respect to any financial information or other information provided to Purchaser or any other Person, whether on behalf of the Company, Flag or any of their Affiliates or any other Person, including as to the probable success or profitability of the ownership, or use or operation of the Company or its Subsidiaries, and each of the Company and Flag (on behalf of themselves and any of their Affiliates and any other Person) disclaims any representations or warranties not contained in this Agreement, whether made by the Company, Flag or any of their Affiliates or any other Person or any of their respective officers, directors, employees, agents or representatives. Except for the representations and warranties contained in this Agreement (as modified by the Schedules), each of the Company and Flag (on behalf of themselves and any of their Affiliates and any other Person) hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser or any other Person by any director, officer, employee, agent, consultant, or representative of the Company, Flag or any of their Affiliates or any other Person).
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PURCHASER
          Purchaser represents and warrants to the Company as follows:
          3.1 Investment Intent. Purchaser is acquiring the membership interests for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof (other than as contemplated by this Agreement and in accordance with applicable law).
          3.2 Authority. Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Purchaser has full power and authority to enter into and to perform its obligations under this Agreement in accordance with its terms.
          3.3 Validity of Agreements.
          (a) The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby, including the purchase of the membership interests by Purchaser, have been duly authorized by all necessary Purchaser action, including the approval of Purchaser’s Board of Directors (based on the recommendation of the Special Committee of the Board of Directors). This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally creditors’ rights and subject to general principles of equity.
          (b) Purchaser’s Board of Directors has received a fairness opinion from Houlihan Lokey Howard & Zukin, Inc. with respect to the fairness to Purchaser of the investment made by Purchaser hereunder.

          3.4 No Conflicts. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder will not (i) conflict with or violate the certificate of incorporation or bylaws of Purchaser or any of the subsidiaries, (ii) conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment, decree, injunction or other binding action or requirement of any Governmental Authority or agency applicable to Purchaser or any of its subsidiaries, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, or the creation of any lien on any of the property or assets of Purchaser or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of Purchaser or any of its subsidiaries or to which Purchaser or any of its subsidiaries are a party except, in the case of subclauses (ii) and (iii), as would not have a Purchaser Material Adverse Effect.
          3.5 Litigation. No claim, action, suit or other proceeding is pending or, to Purchaser’s or any of its subsidiaries’ knowledge, threatened against Purchaser or any of its subsidiaries (i) which questions the validity of this Agreement or the right of Purchaser to enter into it or to consummate the transactions contemplated hereby or to pursue and complete the Project, or (ii) which might, either individually or in the aggregate, have a material adverse effect on Purchaser’s ability to perform its obligations hereunder. Neither Purchaser or any its subsidiaries is a party to or subject to any writ, order, decree, injunction or judgment of any Governmental Authority, which would adversely affect Purchaser’s ability to perform its obligations hereunder.
          3.6 Experience. Purchaser represents that Purchaser is experienced in evaluating and investing in companies in a similar stage of development and acknowledges that such Purchaser can bear the economic risk of such Purchaser’s investment, and has such knowledge and experience in financial and business matters that such Purchaser is capable of evaluating the merits and risks of the investment in the Company.
          3.7 Brokers. Purchaser does not have any contract, arrangement or understanding with any broker, investment banker, financial advisor, finder, consultant or similar agent relating to the payment of commissions, fees or other compensation in connection with the transactions contemplated by this Agreement.
          3.8 Stockholder Distribution and Rights Offering. To the knowledge of Purchaser, the consummation by Purchaser of the Stockholder Distribution and by the Company of the Rights Offering as contemplated hereby will not (i) conflict with or violate the certificate of incorporation of Purchaser, or (ii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, or the creation of any lien on any of the property or assets of Purchaser or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of Purchaser or any of its Subsidiaries or to which Purchaser or any of its Subsidiaries are a party.
          3.9 Riv Shares. As of the date hereof, Purchaser (not to be deemed to include any director, officer or stockholder of Purchaser) does not, directly or indirectly, own any Riv Shares.
ARTICLE IV.
ADDITIONAL REPRESENTATIONS AND WARRANTIES OF FLAG
          4.1 Organization and Corporation Power. Flag is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation and has full limited liability company power and authority to conduct its business as presently conducted and as proposed to be conducted. Flag has full limited liability power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby. Flag is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which it is required to be so qualified, except where the failure to be so qualified would not have a Flag Material Adverse Effect. Flag has furnished to Purchaser true and complete copies of its certificate of formation and operating agreement, each as amended to date and presently in effect. Flag is not in violation of any material provision of its certificate of formation or operating agreement.
          4.2 Authorization; no conflicts. The execution, delivery and performance by Flag of this Agreement have been duly authorized by all necessary company action. The execution, delivery and performance by Flag of this Agreement and the consummation by Flag of the transactions contemplated hereunder will not (i) conflict with or violate the certificate of formation or operating agreement of Flag or (ii) conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment, decree, injunction or other binding action or requirement of any Governmental Authority or agency applicable to Flag, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, or the creation of any lien on any of the property or assets of Flag pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of Flag or to which Flag is a party except in the case of subclauses (ii) and (iii) as would not have a Flag Material Adverse Effect.
          4.3 Validity of Agreements. This Agreement has been duly executed and delivered by Flag and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Flag enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally creditors’ rights and subject to general principles of equity.
ARTICLE V.
CLOSING CONDITIONS OF PURCHASER
          The obligation of Purchaser to pay the Purchase Price, to acquire the membership interests and otherwise consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by Purchaser of the following conditions precedent on and as of the Closing Date:
          5.1 Representations and Warranties of the Company and Flag. Each of the representations and warranties of the Company and Flag contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a specified date shall be true and correct as of such specified date).
          5.2 Obligations and Covenants of the Company. The Company and Flag shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement and any document contemplated hereby to be performed by or complied with by them prior to or at the Closing, in each case in all material respects.
          5.3 EPE License. The Company and EPE shall have executed and delivered the EPE License in substantially the form attached hereto as Exhibit B, and upon delivery of the required notice and payment of the required licensing fees, the Company shall have the right to cause the EPE License to become effective within twelve months of the Closing Date.
          5.4 MAE License. The Company and MAE LLC shall have executed and delivered the MAE License in substantially the form attached hereto as Exhibit C, and upon delivery of the required notice and payment of the required licensing fees, the Company shall have the right to cause the MAE License to become effective within twelve months of the Closing Date.
          5.5 Contribution and Sale Agreement Between Flag Leisure and the Company. Flag, Flag Leisure and the Company shall have executed and delivered that certain (x) sale agreement contemplated by clause (i) below and (y) contribution agreement described in clause (ii) below, pursuant to which:
     (i) Flag Leisure simultaneously with the Closing sells to the Company one hundred percent (100%) of the membership interests in RH1, LLC, a Nevada limited liability company (“RH1”) (and at such time RH1 was, and as of the date hereof is, the record and beneficial owner of 418,294 Riv Shares and shares representing a 20/70 equity interest in Riv Acquisition Holdings, Inc., a Delaware corporation (“Riviera Acquisition”);
     (ii) Flag simultaneously with the Closing sells to the Company all of its membership interests in Flag Luxury Riviera LLC (“Flag Riviera”) (and at such time Flag Riviera was, and as of the date hereof is, the record and beneficial owner of 418,294 Riv Shares) and shares representing a 20/70 equity interest in Riviera Acquisition); and
     (iii) the Company (x) shall pay to Flag Leisure $12,548,820 in cash, and (y) shall pay to Flag $7,500,000 in cash.
          5.6 Contribution Agreement Between Flag and the Company. Flag and the Company shall have executed and delivered that certain contribution agreement relating to the Formation Transactions pursuant to which Flag contributed all of its direct and indirect membership interests in the Subsidiaries to the Company.
          5.7 Waiver of Rights Offering. Each of Purchaser and Flag (and the Designated Flag Members) shall have entered into a Waiver of Rights, on substantially the same terms and conditions contained in Exhibit F attached hereto, pursuant to which each of Purchaser and Flag waived the right to participate in the Rights Offering.
          5.8 Lock-Up Agreements. Each of Purchaser and Flag (and the Designated Flag Members) shall have executed and delivered to the Company a three (3) year Lock-Up Agreement, in substantially the form attached hereto as Exhibit G, with respect to their shares of voting securities of NEWCO Inc. (it being understood that, except for Robert F.X. Sillerman, no Lock-Up Agreement shall be effective with respect to any shares of common stock of NEWCO Inc. that were distributed to the stockholders of Purchaser as part of the Stockholder Distribution) and such Lock-Up Agreement shall become effective immediately upon the Reorganization and shall relate to the periods (i) from and after the Reorganization and prior to the consummation of the Rights Offering and (ii) from and after the Rights Offering.
          5.9 Consents. All consents and approvals of, and all filings and registrations with, governmental authorities and other third parties required in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained or made by or on behalf of the Company, except for those the failure to obtain would not have a Company Material Adverse Effect.
          5.10 No Litigation or Legislation. There is no Action pending, or threatened in writing, which Purchaser determines, following the receipt of the advice from its outside counsel, would reasonably be expected to have a Company Material

Adverse Effect. No preliminary or permanent injunction or other Order shall have been issued that would make unlawful the consummation of the transactions contemplated by this Agreement, and consummation of the transactions contemplated by this Agreement shall not be prohibited or made illegal by any Law.
          5.11 Legal Opinion. The Company and Purchaser shall have received the favorable, written opinion of Greenberg, Traurig, LLP, counsel to Flag and the Company, with respect to the matters set forth in Schedule 5.11 hereof.
          5.12 Representations and Warranties of Principals. Each of Robert F.X. Sillerman, Brett Torino and Paul C. Kanavos shall have executed and delivered to Purchaser a representation letter, in form and substance reasonably satisfactory to Purchaser, containing the representations and warranties set forth in Schedule 5.12 hereof.
          5.13 Non-Foreign Status Affidavit. A non-foreign status affidavit in the form of Exhibit I attached hereto and incorporated herein by this reference, as required by Section 1445 of the Internal Revenue Code, executed by Flag, shall have been delivered to Purchaser.
ARTICLE VI.
CLOSING CONDITIONS OF THE COMPANY AND FLAG
          The obligation of the Company to issue and sell the membership interests to Purchaser and the obligations of Flag and the Company otherwise to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by Purchaser of the following conditions precedent on and as of the Closing Date:
          6.1 Representations and Warranties of Purchaser. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respect as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a specified date shall be true and correct as of such specified date).
          6.2 Obligations and Covenants of Purchaser. Purchaser shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement and any document contemplated hereby to be performed by or complied with it prior to or at the Closing, in each case in all material respects.
          6.3 No Litigation or Legislation. There is no Action pending, or threatened in writing, which Flag determines, following the receipt of the advice from its outside counsel could reasonably be expected to have a Purchaser Material Adverse Effect. No preliminary or permanent injunction or other Order shall have been issued that would make unlawful the consummation of the transactions contemplated by this Agreement, and consummation of the transactions contemplated by this Agreement shall not be prohibited or made illegal by any Law.
          6.4 Payment of the Purchase Price. Purchaser shall have delivered the Purchase Price to the Company.
          6.5 EPE License. The Company and EPE shall have executed and delivered the EPE License in substantially the form attached hereto as Exhibit B, and upon delivery of the required notice and payment of the required licensing fees, the Company shall have the right to cause the EPE License to become effective within twelve months of the Closing Date.
          6.6 MAE License. The Company and MAE LLC shall have executed and delivered the MAE License in substantially the form attached hereto as Exhibit C, and upon delivery of the required notice and payment of the required licensing fees, the Company shall have the right to cause the MAE License to become effective within twelve months of the Closing Date.
          6.7 Waiver of Rights Offering. Each of Purchaser and Flag (and the Designated Flag Members) shall have entered into a Waiver of Rights, on substantially the same terms and conditions contained in Exhibit F attached hereto, pursuant to which each of Purchaser and Flag (and the Flag Members in connection with the Mandatory Distribution) waived its right to participate in the Rights Offering.
          6.8 Lock-Up Agreements. Each of Purchaser and Flag (and the Designated Flag Members) shall have executed and delivered to the Company a three (3) year Lock-Up Agreement, in substantially the form attached hereto as Exhibit G, with respect to their shares of voting securities of NEWCO Inc. (it being understood that, except for Robert F.X. Sillerman (who shall be subject to a one (1) year lock-up regarding shares received in the Stockholder Distribution)), no Lock-Up Agreement shall be effective with respect to any shares of common stock of NEWCO Inc. that were distributed to the stockholders of Purchaser as part of the Stockholder Distribution) and such Lock-Up Agreement shall become effective immediately upon the Reorganization and shall relate to the periods (i) from and after the Reorganization and prior to the consummation of the Rights Offering and (ii) from and after the Rights Offering.
          6.9 Consents. All consents and approvals of, and all filings and registrations with, governmental authorities and other third parties required in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained or made by or on behalf of the Company, except for those the failure to obtain would not have a Company Material Adverse Effect.

ARTICLE VII.
OTHER COVENANTS
          7.1 Reorganization, Stockholder Distribution and Rights Offering. In connection with the Stockholder Distribution, the parties agree that Purchaser may, on not less than three (3) business days prior written notice, cause the Company and its members, and Flag, to take such preliminary steps as may be required to be in a position to effect the Reorganization and Mandatory Distribution in connection with the Stockholder Distribution; provided, that the Reorganization shall only be effective immediately prior to the Stockholder Distribution. Notwithstanding anything to the contrary contained herein, the parties agree to use their commercially reasonable efforts (i) to effect the Stockholder Distribution as soon as reasonably practicable after the date hereof and (ii) thereafter to effect the Rights Offering as soon as reasonably practicable following the Stockholder Distribution. In that regard, but subject to the foregoing, the parties hereto agree as follows:
          (a) Purchaser shall establish NEWCO Inc. as a corporation duly formed under the laws of the State of Delaware (the certificate of incorporation of which shall be substantially in the form of Exhibit D attached hereto);
          (b) Flag and Purchaser shall contribute to NEWCO Inc. their membership interests in the Company (except that Flag will not contribute to NEWCO Inc. the Flag Priority Interest) for shares of common stock of NEWCO Inc., issued on a ratable basis consistent with each such member’s membership interest in the Company as of such date (for the avoidance of doubt, the Flag Priority Interest shall remain outstanding pursuant to its terms set forth in the Operating Agreement);
          (c) Promptly following written notice from Purchaser to Flag (and in no event more than five (5) business days thereafter), (i) Flag shall take any and all such as action as is necessary or reasonably requested by Purchaser to effect the Mandatory Distribution and, in connection therewith and as a condition thereto, cause each Designated Flag Member to execute and deliver to Purchaser and the Company (x) a Waiver of Rights and Lock-Up Agreement executed by each of the Designated Flag Members (and such documents shall be executed by CKX only with respect to shares it holds on its own behalf and not shares to be distributed in the Stockholder Distribution) and (y) such other documents and instruments as Purchaser may reasonably request, and (ii) the parties shall take such actions as are necessary to cause each certificate representing such shares of common stock distributed in the Mandatory Distribution to bear a legend identifying that such shares are subject to the Waiver of Rights (except with respect to shares distributed in the Stockholder Distribution) and Lock-Up Agreement (which shall be for a period of one (1) year for all members of Flag other than the Designated Members (for which the Lock-Up Agreement shall be for a three (3) year period));

          (d) The parties shall take (and Flag shall cause the Flag Members to take) such other actions, and execute such documents and other instruments as Purchaser may reasonably request, to effectuate the Reorganization, all on the terms and conditions set for the herein;
          (e) Purchaser, and, if requested by Flag, the Designated Flag Members shall enter into a registration rights agreement that provides for one demand registration right for each Designated Flag Member with regards to a registration on Form S-3 and two piggy-back registration rights on equity registrations effected by NEWCO Inc. for equity offerings of stockholders of the Company (and not registrations in respect of Company shares only) , subject to underwriter lock-up and cut back provisions, and such other terms and conditions as are customary and are agreed to by the parties thereto.
          (f) The parties agree that any shares of common stock of NEWCO Inc. distributed by Flag in the Mandatory Distribution shall, at all applicable times, be subject to the Waiver of Rights and Lock-Up Agreement, provided that the lock-up period with respect to members of Flag who are not Designated Flag Members shall be one (1) year and not three (3) years, and stock certificates representing such shares shall bear a legend identifying the foregoing restrictions.
          (g) Notwithstanding anything herein to the contrary, Purchaser shall not be required to effect the Stockholder Distribution and the Company shall not be required to effect the Rights Offering until all applicable legal and regulatory requirements have been satisfied.
          7.2 Financial Statements and Other Information. In addition, in connection with the Stockholder Distribution and/or the Rights Offering or otherwise, each of the parties hereto agrees to the following:
          (a) The Company shall use commercially reasonable efforts to deliver to Purchaser no later than 45 days after the Closing Date, the audited financial statements of the Subject Entities for the fiscal year ended December 31, 2006 fiscal (collectively, such combined financial statements, together with the notes thereto (the “2006 Audited Financial Statements”), which will comply with the reporting requirements of the U.S. Securities and Exchange Commission (the “SEC”) under Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder (the “Exchange Act”), together with an unqualified opinion of the Subject Entities’ independent accounting firm, Ernst & Young LLP, it being agreed that the cost of such audit shall be borne by the Company. The 2006 Financial Statements will be prepared in accordance with GAAP and Regulation S-X promulgated under the Exchange Act applied on a consistent basis throughout the period involved using the same accounting principles, practices, methodologies and policies used in preparing the 2005 Audited Financial Statements (except as may otherwise be required by GAAP or as may be expressly disclosed therein) and present fairly, in all material respects, the financial position and operating results of the Subject Entities as of the dates and for the periods indicated therein.
          (b) The Company shall use commercially reasonable efforts to deliver to Purchaser no later than 45 days after the Closing Date interim unaudited financial statements of the Subject Entities for the period commencing after the 2006 Audited Financial Statements (the “Interim Financial Statements”). Such balance sheet and statements of income and cash flows shall be prepared from the books and records of the Subject Entities in accordance with GAAP and present fairly, in all material respects, the financial position and operating results of the Subject Entities as of the dates and for the periods indicated therein. At the request of Purchaser, the Company shall use commercially reasonable efforts to cause Ernst & Young LLP, the independent auditors of the Subject Entities , to provide any unqualified opinions, consents or customary comfort letters with respect to the financial statements of the Subject Entities, in each case addressed to Purchaser or its designee, so as to permit the use or disclosure thereof by Purchaser or the Company, as the case may be, in connection with (i) any filing or report required to be filed by it under the Exchange Act, (ii) any registration statement or other filing filed with the SEC or stock exchange with respect to the Stockholder Distribution and/or the Rights Offering, and (iii) any proxy statement, registration statement or other filing made by Purchaser with the SEC or any stock exchange with respect to any merger, sale or other business combination involving Purchaser.
          (c) The Company agrees to allow Purchaser’s accounting representatives the opportunity to review any such financial statements required and to allow such representatives reasonable access to records of the Company and its Subsidiaries and supporting documentation with respect to the preparation of such financial statements; provided, that such access shall not include any right to review the working papers of the independent auditors of the Subject Entities.
          (d) Purchaser may require the Company to engage an investment banker or financial advisor chosen by Purchaser with the reasonable consent of Flag (which consent shall not be unreasonably withheld, conditioned or delayed).
          (e) The parties hereto shall use commercially reasonable efforts to prepare and file any and all necessary documents with the SEC and any applicable stock exchange or quotation system, as contemplated hereby.
          (f) The parties hereto shall use commercially reasonable efforts to prepare and file any and all necessary documents required to cause the Stockholder Distribution and/or the Rights Offering to be completed in compliance with applicable states securities laws and any applicable stock exchange or quotation system, as contemplated hereby.

          (g) The parties hereto shall use commercially reasonable efforts to take any other actions necessary or desirable to expedite or facilitate the Stockholder Distribution and/or the Rights Offering, as contemplated hereby.
          In furtherance of the foregoing, Flag, the Company and its Subsidiaries shall use commercially reasonable efforts to promptly provide Purchaser with any additional financial statements and other information concerning Flag, the Company and its Subsidiaries as reasonably requested by Purchaser in order to effect the Stockholder Distribution and/or Rights Offering. Furthermore, Flag, the Company and its Subsidiaries shall use all commercially reasonable efforts to, or shall use all commercially reasonable efforts to cause its representatives to, furnish as promptly as practicable to Purchaser such requested additional information. None of the information regarding Flag provided by Flag in writing specifically for inclusion in, or incorporation by reference into, (i) any filing or report required to be filed by Purchaser or the Company under the Exchange Act, (ii) any registration statement or other filing filed with the SEC or stock exchange with respect to the Stockholder Distribution and/or the Rights Offering, or (iii) any proxy statement, registration statement of other filing made by Purchaser or the Company with the SEC or any stock exchange with respect to any merger, sale of other business combination involving the Company or Purchaser will, in the case of any filing with the SEC pursuant to the Exchange Act, at the time such filing is made, in the case of any proxy statement and any amendment thereto, at the time of the mailing of such proxy statement, or in the case of any registration statement, at the time such registration statement becomes effective, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information regarding Purchaser provided by Purchaser specifically for inclusion in, or incorporation by reference into, (i) any filing or report required to be filed by the Company under the Exchange Act, (ii) any registration statement or other filing filed with the SEC or stock exchange with respect to the Stockholder Distribution and/or the Rights Offering, or (iii) any proxy statement, registration statement of other filing made by the Company with the SEC or any stock exchange with respect to any merger, sale of other business combination involving the Company will, in the case of any filing with the SEC pursuant to the Exchange Act, at the time such filing is made, in the case of any proxy statement and any amendment thereto, at the time of the mailing of such proxy statement, or in the case of any registration statement, at the time such registration statement becomes effective, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
This Section 7.2 shall survive the Closing.

          7.3 Use of Proceeds. The parties hereto hereby agree that, in connection with the consummation of the Formation Transactions and the other transactions contemplated by this Agreement, they shall cause the Company to make such payments, issue such equity interests, issue such notes and take such other actions as are set forth in Schedule 7.3 at the times set forth in such Schedule.
          7.4 Ordinary Course. Between the date hereof and the Closing Date and to the extent it has the power and authority to do so, the Company shall, and shall cause its Subsidiaries, to (i) operate each of their respective businesses, in all material respects, in good faith and in the ordinary course consistent with past practice, (ii) use all commercially reasonable efforts to preserve substantially intact each of their respective business organizations and retain the services of each of their respective key employees, (iii) use all commercially reasonable efforts to preserve the Project and each of their relationships with material customers, suppliers, sponsors, licensors and creditors, and (iv) use all commercially reasonable efforts to maintain and keep each of their properties and assets in as good repair and condition as at present, ordinary wear and tear excepted.
          7.5 Efforts to Close and Subsequent Transactions. Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in Articles V and VI).
          7.6 Tax Covenants.
          (a) Taxes. Flag shall pay, or shall cause to be paid, when due, and shall hold Purchaser and the Company harmless against, all Taxes imposed on or assessed against the Company or its Subsidiaries or the Project in connection with or attributable to activities and operations, or events occurring, on or prior to the Closing Date. In the case of any Taxes imposed on or assessed against the Company or its Subsidiaries with respect to a period that begins before and ends after the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company or its Subsidiaries, as applicable, for the period ending on or prior to the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and any other Taxes for a Straddle Period that relates to the period ending on or prior to the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
          (b) Transfer Taxes. The Company shall prepare or cause to be prepared, and shall file or shall cause to be filed, all necessary Tax Returns and other documentation with respect to all sales, use, transfer, real property transfer, recording, gains, stock transfer, and other similar Taxes and fees including any filing and recording fees (“Transfer Taxes”) arising from the transactions contemplated in this Agreement (“Transactions”). If required by applicable Tax Law or requested by Purchaser, Flag shall join in the execution of any such Tax Returns and other documentation so long as they are reasonably acceptable to Flag. Flag and Purchaser shall equally pay all Transfer Taxes resulting solely from Purchaser’s purchase of the membership interests pursuant to this Agreement. For the avoidance of doubt, Flag shall pay all Transfer Taxes resulting from transactions entered into on, as of or prior to the Closing and from the formation of the Company.
          (c) Cooperation on Tax Matters. (i) The Company shall control any contest of Taxes relating to the Company, its Subsidiaries or the Project after the date hereof, whether such contest relates to Taxes attributable to periods before or after the Closing. Flag shall promptly notify Purchaser of any claim by any taxing authority for any Taxes that would be the responsibility of Flag if ultimately determined to be due under this Section 7.6 or as a result of a breach of any Flag representation, and shall provide such information and assistance as is reasonably necessary to assist the Company in connection with any proceeding relating to such claim
          (ii) Flag shall transfer to the Company all material books and records with respect to Tax matters pertinent to the Company, its Subsidiaries and the Project.
          (d) Treatment of Indemnity Payments. For all Tax purposes, Flag and Purchaser agree to treat, except as required by applicable Law, any indemnity payment as an adjustment to the Purchase Price.
          7.7 Certain Indemnification. From and after the Closing Date, the Company shall, and the parties hereto shall cause the Company to, (i) indemnify and hold harmless each individual who at the Closing Date is, or at any time prior to the Closing Date was, a director, officer or member of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director, officer or member of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee, member or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person), in each case under (A) or (B), at, or at any time prior to, the Closing Date, to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and such

Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the organizational documents of the Company such Subsidiaries as currently in effect.
          7.8 Certain Filings. Purchaser agrees that it will use commercially reasonable efforts to cooperate with the Company to allow the Company to make on a timely basis any filing or report required to be filed by the Company or any subsidiary under the Exchange Act with regard to the Riv Shares.
ARTICLE VIII.
INDEMNIFICATION
          8.1 Indemnification.
          (a) All of the representations and warranties made herein by any party shall survive any investigation made at any time by or on behalf of any other party hereto and shall survive the execution and delivery of this Agreement for a period of twelve (12) months from the Closing Date; provided, that with respect to the representations and warranties made in Section 2.7, such time period shall be extended to the end of the applicable statute of limitations (including any extension thereof) with respect to claims arising thereunder. Such representations and warranties contained herein are exclusive, and the parties hereto confirm that they have not relied upon any other representations, warranties, covenants and agreements as an inducement to enter into this Agreement or otherwise. No Claim for indemnification hereunder may be made after the date that is twelve (12) months from the Closing Date. Notwithstanding the foregoing, all Claims arising from the breach of any representations and warranties made in Section 2.7 may be made until ninety (90) days from the end of the applicable statute of limitations (including any extension thereof). Each party (the “Indemnifying Party”) agrees to indemnify and hold harmless the other parties and its affiliates and their respective officers, directors, agents, employees, subsidiaries, partners members and controlling persons (each, an “Indemnified Party”) to the fullest extent permitted by law from and against any and all losses, damages or expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) (collectively, “Losses”) incurred by such Indemnified Party resulting or arising out of any breach of any representation or warranty by such party in this Agreement; provided, however, that the Indemnifying Party shall not be liable under Article VIII to an Indemnified Party for any amount paid in settlement of claims with the Indemnifying Party’s consent as provided herein. In connection with the obligation of the Indemnifying Party to indemnify for expenses as set forth above, the Indemnifying Party shall, upon presentation of appropriate invoices containing reasonable detail, reimburse each Indemnified Party for all such expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Indemnifying

Party and the Indemnified Party or between the Indemnified Party and any third party) as they are incurred by such Indemnified Party, subject to the agreement by the Indemnified Party to reimburse the Indemnifying Party for such amounts if it is determined that the Indemnified Party was not entitled to be indemnified hereunder. No Claim for indemnification shall be made hereunder by a party unless and until the aggregate amount of Losses incurred by such party exceeds $750,000, and then only to the extent of any excess over such amount. The maximum liability of any party hereunder shall be $50 million. Any Claim against, and payments made by, Flag and the Company shall be aggregated for purposes of the foregoing two sentences.
          (b) For purposes of this Section 8.1, a “Claim” shall mean any action, suit, proceeding, claim, complaint, dispute, arbitration, hearing or investigation.
          8.2 Notification. Each Indemnified Party under this Article VIII shall, promptly after the receipt of notice of the commencement of any Claim against such Indemnified Party in respect of which indemnity may be sought from the Indemnifying Party under this Article VIII, notify the Indemnifying Party in writing of the commencement thereof. The omission by any Indemnified Party to so notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party under this Article VIII unless, and only to the extent that, such omission results in the Indemnifying Party’s loss of substantive rights or defenses. In case any such Claim shall be brought against any Indemnified Party, and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense. Notwithstanding the foregoing, in any Claim in which both the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such Claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party or (y) a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that the Indemnifying Party shall reimburse the Indemnified Parties for all of such fees and expenses of such counsel incurred in any action between the Indemnifying Party and the Indemnified Parties or between the Indemnified Parties and any third party, as such expenses are incurred, subject to the agreement by the Indemnified Party to reimburse the Indemnifying Party for such amounts if it is determined that the Indemnified Party was not entitled to be indemnified hereunder. The Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such Claim and such settlement does not impose injunctive or other equitable relief against the Indemnified Party. The Indemnifying Party shall not be liable for any settlement of any Claim effected against an Indemnified Party without its written consent, which consent shall not be unreasonably withheld (the withholding of any consent relating to a proposed settlement that imposes injunctive or other equitable relief against the Indemnified Party shall not be deemed unreasonable). The provisions of this Article VIII shall be the sole and exclusive remedy for any breach of any representation or warranty contained in this Agreement.
          8.3 Loss Calculation. In connection with calculating the amount of Losses that an Indemnified Party is entitled to recover under Section 8.1(a), (i) in calculating the amount of Losses incurred by Purchaser, Losses shall include the loss and/or diminution in value of Purchaser’s membership interest in the Company and (ii) except as contemplated by the foregoing clause (i) and clause (x)(B) of the definition of “Company Material Adverse Effect” under this Agreement, no party shall be liable for consequential, special, indirect, incidental, punitive, lost profit or other expectancy damages.
ARTICLE IX.
MISCELLANEOUS
          9.1 Press Releases; Confidentiality. Except to the extent required by applicable law, each of the Company, Flag, and Purchaser agrees that it will not issue any press release, advertisement or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the parties hereto, which consent may be granted or withheld in the sole discretion of any other party. The parties agree that this Agreement and the terms contained herein shall be kept confidential by the parties and their affiliates and agents except to the extent disclosure is required by applicable legal requirements, in which event the disclosing party shall immediately notify the other party of the requirement and the terms thereof prior to submission and the disclosing party shall cooperate to the maximum extent reasonably practicable to prevent or minimize the disclosure of such confidential information.
          9.2 Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be effective with respect to any party unless made in writing and signed by such party. Waiver by any party of any breach or failure to comply with any provision of this Agreement by any other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.
          9.3 Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company, Flag or Purchaser, except that Purchaser may assign its rights, interests and obligations hereunder to a wholly-owned subsidiary of Purchaser; provided that in any event Purchaser shall remain liable for all of its obligations hereunder.
          9.4 Entire Agreement. This Agreement, the Exhibits and Schedules hereto constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all prior agreements or understandings with respect to the subject matter hereof.
          9.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:
If to Purchaser:
CKX, Inc.
650 Madison Avenue
16th Floor
New York, New York 10022
Facsimile: 212-753-3188
Attention: Howard Tytel, Esq.

With a copy to:
Paul, Hasting, Janofsky & Walker LLP
75 East 55th Street
New York, New York 10022
Facsimile: 212-319-9040
Attention: William F. Schwitter, Jr.
                    Luke P. Iovine, III

If to Flag:
Flag Luxury Properties, LLC
650 Madison Avenue
15th Floor
New York, New York 10022
Facsimile: 212-750-3034
Attention: Mitchell Nelson, Esq.

If to the Company:

FX Luxury Realty, LLC
650 Madison Avenue
15th Floor
New York, New York 10022

Facsimile: 212-750-3034
Attention: Managing Member
or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).
          9.6 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard for principles of conflict of laws. Each of the Company, Flag, the Subsidiaries and Purchaser irrevocably consents to the exclusive jurisdiction of the Federal and state courts, located in New York County, New York, in any suit or proceeding based on or arising under this Agreement and irrevocably agree that all claims in respect of such suit or proceeding shall be determined in such courts. The Company, Flag and Purchaser irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding. Service of process on the Company or Purchaser mailed by first class mail shall be deemed in every respect effective service of process upon the Company, Flag or Purchaser, as the case may be, in any such suit or proceeding. Nothing herein shall affect the right of the Company, Flag or Purchaser to serve process in any manner permitted by law.
          9.7 Waiver of Jury Trial. EACH OF THE COMPANY, FLAG AND PURCHASER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.
          9.8 Severability. If one or more of the provisions contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

          9.9 Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and assigns, and is not for the benefit of, and no provision hereof may be enforced by, any other person or entity.
          9.10 Descriptive Headings, etc. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references herein to “Articles,” “Sections” and “Paragraphs” shall refer to corresponding provisions of this Agreement unless otherwise expressly noted.
          9.11 Counterparts; Execution and Delivery by Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile, with such delivery to be as effective as delivery of an originally executed counterpart hereof, followed promptly by delivery of an originally executed counterpart.
          9.12 Certain Definitions. Certain terms used in this Agreement are defined as follows:
          (a) The term “Action” shall mean any controversy, claim, action, litigation, arbitration, mediation or any other proceeding by or before any Governmental Entity, arbitrator, mediator or other Person acting in a dispute resolution capacity, or any investigation, subpoena or demand preliminary to any of the foregoing.
          (b) The term “affiliate,” or “Affiliate” as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise, and a person shall be deemed to control another person if the controlling person owns 15% or more of any class of voting securities (or other ownership interest) of the controlled person.
          (c) The term “business day” shall mean each day other than a Saturday, Sunday or a day on which commercial banks and national stock exchanges located in New York, New York are closed or authorized by law to close.
          (d) The term “Company Material Adverse Effect” means a Material Adverse Effect on the Company.

          (e) The term “Flag Material Adverse Effect” means a Material Adverse Effect (but only with respect to clause (y) of the definition thereof) on Flag.
          (f) The term “Governmental Entity” shall mean any arbitrator, court, judicial, legislative, administrative or regulatory agency, commission, department, board, bureau, body or other governmental authority or instrumentality or any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether foreign, federal, state or local.
          (g) “knowledge” means, (i) with respect to the Company, Flag, or the Subsidiaries, the knowledge (after reasonable inquiry and investigation) of the Company’s, Flag’s, or the Subsidiaries’ managing member and senior executive officers and (ii) with respect to Purchaser, the knowledge (after reasonable inquiry and investigation) of Purchaser’s Chairman of the Board, President, Chief Executive Officer, Treasurer and Secretary.
          (h) The term “Law” shall mean any statute, law, ordinance, rule or regulation of any Governmental Entity.
          (i) The term “Material Adverse Effect” shall mean, (x) with respect to the Company, any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has had or would be reasonably likely to have a materially adverse effect on (A) the business, assets, properties, liabilities or condition (financial or otherwise) of such business or Person and its Subsidiaries, as applicable, taken as a whole, or (B) the value of Purchaser’s membership interest in the Company, or (y) that, directly or indirectly, prevents or materially impairs or delays the ability of such Person to perform its obligations under this Agreement; provided, however, that any adverse effect arising out of, resulting from or attributable to (i) an event or series of events or circumstances affecting (A) the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (B) political conditions generally of the United States or any other country or jurisdiction in which such party or any of its subsidiaries operates or (C) any of the industries generally in which such party or any of its subsidiaries operates, except to the extent any of the foregoing have a disproportionate effect on the such Person as opposed to other person’s in the applicable industry, (ii) the negotiation, execution or the announcement of, the consummation of the transactions contemplated by this Agreement, or the performance of obligations under, this Agreement or the other documents contemplated by this Agreement, (iii) any changes in applicable Law or GAAP or the enforcement or interpretation thereof, (iv) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (v) in the case of the Company or Flag, actions taken with Purchaser’s consent, (vi) in the case of Purchaser, actions taken with the Company’s or Flag’s consent, or (vii) any actions specifically permitted to be taken or omitted pursuant to this Agreement, shall not constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur.
          (j) The term “Order” shall mean any order, judgment, ruling, decree, writ, permit, license or other requirement of any Governmental Entity.
          (k) The term “Person” shall mean any individual or legal entity, including any partnership, joint venture, corporation, trust, unincorporated organization, limited liability company or Governmental Entity.
          (l) The term “Purchaser Material Adverse Effect” means a Material Adverse Effect (but only with respect to clause (y) of the definition thereof) on Purchaser.
          (m) Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means, in the case of any agreement or instrument, such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and, in the case of statutes, such statutes as in effect on the date of this Agreement. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, local or foreign statute or law shall be deemed to also refer to any amendments thereto and all rules and regulations promulgated thereunder, unless the context requires otherwise.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed effective as of the date and year first above written.

FX LUXURY REALTY, LLC
By:	/s/ Paul C. Kanavos
	Name:	Paul C. Kanavos
	Title:	Chairman and Chief Executive Officer

FLAG LUXURY PROPERTIES, LLC
By:	/s/ Paul C. Kanavos
	Name:	Paul C. Kanavos
	Title:	Chairman and Chief Executive Officer

CKX, INC.
By:	/s/ Michael G. Ferrel
	Name:	Michael G. Ferrel
	Title:	President